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                                                                    Exhibit 4.1A


                   AMENDMENT TO AND SUPPLEMENTAL INDENTURE


                  THIS AMENDMENT is made this 23rd day of May, 1995, by and among Chattem, Inc., a Tennessee corporation (the "Company"), Signal Investment & Management Co., a Delaware corporation (the "Guarantor") and SouthTrust Bank of Alabama, National Association, a national banking association (the "Trustee"), under the following circumstances:

                  A. The Company has issued its Series B Senior Subordinated Notes due 2004 in the aggregate principal amount of $75,000,000 (herein the "Notes").

                  B.       The Notes are secured by the Indenture dated
August 3, 1994 among the Company, the Guarantor and the Trustee ("Indenture").

                  C. The Company and the Guarantor, having received the written approval of the holders of at least a majority in interest in principal amount of the Notes pursuant to Section 9.02 of the Indenture, and the Trustee desire to amend the Indenture in order to amend the definition of Permitted Investment as provided hereinafter.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Agreement, the parties agree:

                  1. The definition of "Permitted Investment" as set forth in Section 1.01 of the Indenture shall be deleted in its entirety and in lieu thereof shall be inserted the following:

                           "Permitted Investments" means (i) any Investments in
                  the Company or in a Wholly Owned Subsidiary of the Company that is a Guarantor; (ii) any Investments in Cash Equivalents;
                  (iii) Investments by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Wholly Owned Subsidiary of the Company and a Guarantor or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is a Guarantor; (iv) any investment that would be a Cash Equivalent but for its maturity being greater than six months, provided such maturity is not greater than one year; (v) Investments consisting

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                  of consideration received by the Company or a Wholly Owned
                  Subsidiary of the Company that is a Guarantor in an Asset Sale which consideration is not and is not required to be in the form of cash or Cash Equivalents pursuant to Section
                  4.10 hereof; and (vi) shares of capital stock, notes, warrants or other securities received by the Company or a Wholly Owned Subsidiary that is a Guarantor in partial or total satisfaction of obligations created in the ordinary course of business pursuant to a plan of reorganization, liquidation, restructuring, decree or order by a court having jurisdiction under the Federal bankruptcy laws, as now or hereafter constituted, or under any other applicable Federal or state bankruptcy, insolvency, receivership or other similar laws or pursuant to an assignment for the benefit of creditors or voluntary settlement or restructuring.

                  2. Except as expressly set forth herein, this Amendment to the Indenture shall not supersede or otherwise modify the terms and conditions of the Indenture.

                  IN WITNESS WHEREOF, this Amendment to the Indenture has been executed by a duly authorized officer of the Company, the Guarantor and the Trustee.



Dated as of May 23, 1995.

ATTEST:                                         CHATTEM, INC.


By:                                    By:
   ------------------------------------   --------------------------------
   Secretary                                       Robert E. Bosworth,
                                                   Executive Vice President
[CORPORATE SEAL]



Dated as of May 23, 1995.


ATTEST:                                         SIGNAL INVESTMENT & MANAGEMENT
                                                CO., a Guarantor

By:                                    By:
   ------------------------------------   --------------------------------
   Secretary                                       Robert E. Bosworth,,
                                                   President
[CORPORATE SEAL]


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Dated as of May 23, 1995.


ATTEST:                                         SOUTHTRUST BANK OF ALABAMA,
                                                NATIONAL ASSOCIATION

By:                                    By:
   ------------------------------------   --------------------------------
                                                   Name:
                                                   Title:
[CORPORATE SEAL]